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As filed with the Securities and Exchange Commission on April 16, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
Registration Statement
Under the Securities Act of 1933

Todhunter International, Inc.
(Exact Name of Registrant as Specified in its Charter)

State of Delaware (State or Other Jurisdiction of Incorporation or Organization)	59-1284057 (IRS Employer Identification No.)

222 Lakeview Avenue, Suite 1500
West Palm Beach, Florida 33401
(Address of Principal Executive Offices) (Zip Code)

Todhunter International, Inc.
2004 Stock Option Plan
(Full Title of the Plan)

Jay S. Maltby Chairman and Chief Executive Officer Todhunter International, Inc. 222 Lakeview Avenue, Ste. 1500 West Palm Beach, Florida 33401 (561) 655-8977 (Name and Address of Agent for Service)	Copies To: Michael V. Mitrione, Esq. Gunster, Yoakley & Stewart, P.A. 777 South Flagler Drive Suite 500 East West Palm Beach, Florida 33401 (561) 655-1980

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, $.01 par value per share	853,000 shares	$12.15	$10,363,950.00	$1,313.11

(1)
This registration statement relates to 853,000 shares of Common Stock, $.01 par value per share, of Todhunter International, Inc. (the "Shares") that may be issued under the Todhunter International, Inc. 2004 Stock Option Plan (the "Plan"). This registration statement also relates to such indeterminate number of additional shares as may be required pursuant to the Plan in the event of a stock dividend, stock split, split-up, recapitalization, forfeiture of stock under the Plan or other similar event.

(2)
This estimate is made pursuant to Rules 457(c) and (h) under the Securities Act of 1933, as amended (the "Securities Act"), solely for the purposes of determining the amount of the registration fee. The price per share and aggregate offering price is based on the average of the high and low prices for the Shares as reported on the American Stock Exchange on April 12, 2004.

INTRODUCTION

        This Registration Statement on Form S-8 (this "Registration Statement") is filed by Todhunter International, Inc. (the "Company") relating to 853,000 shares of the Company's Common Stock, $.01 par value per share, issuable upon exercise of stock options granted to optionees pursuant to the Todhunter International, Inc. 2004 Stock Option Plan (the "Plan").

PART I

Information Required in the Section 10(a) Prospectus

Item 1. Plan Information.*

Item 2. Registration Information and Employee Plan Annual Information.*

        *      The information specified in the introductory Note to Part I of Form S-8 will be sent or given to participants in the Plan as required by Rule 428(b)(1) of the rules promulgated under the Securities Act. Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428(b) under the Securities Act and the introductory Note to Part I of Form S-8.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

        Incorporated by reference in this registration statement are the documents listed below, which have previously been filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act").

  •
  Annual Report on Form 10-K for the fiscal year ended September 30, 2003;

  •
  Quarterly Report on Form 10-Q for the quarter ended December 31, 2003;

  •
  Current Report on Form 8-K filed on March 17, 2004; and

  •
  the description of the Company's Common Shares contained in its Registration Statement on Form 8-A, filed on October 7, 1997.

        In addition, all documents subsequently filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, except for Current Reports on Form 8-K containing only disclosure furnished under Item 9 or Item 12 of Form 8-K (or any successor Item number) and exhibits relating to such disclosure, unless otherwise specifically stated in the Form 8-K, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 6. Indemnification of Directors and Officers.

        As permitted by the Delaware General Corporation Law (the "DGCL"), the Company's Amended and Restated Certificate of Incorporation (the "Certificate") provides that no director shall be liable to the Company or its stockholders for monetary damages for breach of the director's fiduciary duty as a director, except in certain limited circumstances. The Certificate also requires the indemnification of directors and executive officers to the fullest extent permitted by Section 145 of the DGCL, including circumstances under which indemnification is otherwise discretionary under the terms of such statute.

Item 8. Exhibits.

3.1	Amended and Restated Certificate of Incorporation of Todhunter International, Inc.(1)
3.2	Amended and Restated By-Laws of Todhunter International, Inc.(2)
5.1	Opinion of Gunster, Yoakley & Stewart P.A. regarding the legality of the securities being offered hereby*
10.6	Todhunter International, Inc. 2004 Stock Option Plan(3)
23.1	Consent of McGladrey & Pullen, LLP*
23.2	Consent of Gunster, Yoakley & Stewart P.A. (contained in Exhibit 5.1)

(1)
Incorporated herein by reference to the Company's Registration Statement on Form S-1 (File No. 33-50848).

(2)
Incorporated herein by reference to the Company's Current Report on Form 8-K for November 17, 1999.

(3)
Incorporated herein by reference to Exhibit C to the Company's Supplemental Material to be included with the 2004 Proxy Statement, filed with the Commission on February 24, 2004.

*
Filed herewith.

Item 9. Undertakings.

        The undersigned registrant hereby undertakes:

        (a)   (1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of West Palm Beach, State of Florida, on the 12th day of April, 2004.

TODHUNTER INTERNATIONAL, INC.
By:	/s/ JAY S. MALTBY Jay S. Maltby, Chairman of the Board, Chief Executive Officer and President

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

/s/ Jay S. Maltby Jay S. Maltby	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)	April 12, 2004
/s/ Ezra Shashoua Ezra Shashoua	Executive Vice President and Chief Financial officer (Principal Financial and Accounting Officer)	April 12, 2004
/s/ Michael E. Carballo Michael E. Carballo	Director	April 12, 2004
/s/ Joseph R. Cook Joseph R. Cook	Director	April 12, 2004
/s/ Donald L. Kasun Donald L. Kasun	Director	April 12, 2004
/s/ Edward F. McDonnell Edward F. McDonnell	Director	April 12, 2004
/s/ D. Chris Mitchell D. Chris Mitchell	Director	April 12, 2004
/s/ Leonard G. Rogers Leonard G. Rogers	Director	April 12, 2004
/s/ Thomas A. Valdes Thomas A. Valdes	Director	April 12, 2004

EXHIBIT INDEX

3.1	Amended and Restated Certificate of Incorporation of Todhunter International, Inc.(1)
3.2	Amended and Restated By-Laws of Todhunter International, Inc.(2)
5.1	Opinion of Gunster, Yoakley & Stewart P.A. regarding the legality of the securities being offered hereby*
10.6	Todhunter International, Inc. 2004 Stock Option Plan(3)
23.1	Consent of McGladrey & Pullen, LLP*
23.2	Consent of Gunster, Yoakley & Stewart P.A. (contained in Exhibit 5.1)

(1)
Incorporated herein by reference to the Company's Registration Statement on Form S-1 (File No. 33-50848).

(2)
Incorporated herein by reference to the Company's Current Report on Form 8-K for November 17, 1999.

(3)
Incorporated herein by reference to Exhibit C to the Company's Supplemental Material to be included with the 2004 Proxy Statement, filed with the Commission on February 24, 2004.

*
Filed herewith.

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INTRODUCTION
PART I Information Required in the Section 10(a) Prospectus
  Item 1. Plan Information.
  Item 2. Registration Information and Employee Plan Annual Information.
PART II Information Required in the Registration Statement
  Item 3. Incorporation of Documents by Reference.
  Item 6. Indemnification of Directors and Officers.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES
EXHIBIT INDEX